Exhibit (d)(B)

STOCK OPTION AWARD AGREEMENT

Name of Award Recipient:	[Optionee]	Option Number:	[Option Number]
Employee ID Number:	[ID]	Plan:	Augme Technologies, Inc. 2010 Incentive Stock Plan

Effective [Option Date], you have been awarded this grant (the “Grant”) of [non-qualified/incentive] stock options (the “Replacement Options”) to buy [Shares Granted]  shares (the “Replacement Option Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Augme Technologies, Inc. (the “Company”) at an exercise price equal to the closing price of the Company’s common stock as reported by Bloomberg LP on the last trading day the Offer to Exchange Offer (as defined below) is open (the “Option Exercise Price”). The Options will expire on the date set forth in the original grant of the options (the “Eligible Options”) for which these Options are being exchanged (the “Expiration Date”) pursuant to that certain Offer to Exchange Certain Outstanding Options for Replacement Options (the “Offer to Exchange”) filed as Exhibit (a)(1)(A) to Schedule TO-I filed with Securities and Exchange Committee on August 2, 2013.

The aggregate Option Exercise Price (i.e., the product of the Option Exercise Price and the total number of Option Shares) is [Total Option Price] (the “Total Option Price”).

Shares of Common Stock have been reserved for issuance under the terms of the Augme Technologies, Inc. 2010 Incentive Stock Option Plan (the “2010 Plan”). The Option Shares underlying your Grant will be vested to the extent and in proportion to the vested portions of the Eligible Options, subject to the terms and conditions set forth in the 2010 Plan and the terms and conditions set forth below (the “Award Terms and Conditions”).

Pursuant to the 2010 Plan, the Company hereby evidences this Grant to the award recipient named above (the “Award Recipient”) of Options to purchase on or prior to the Expiration Date all or any part of the number of shares of Option Shares at the Option Exercise Price, in accordance with the vesting schedule described above and subject to the terms and conditions of the 2010 Plan and the Award Terms and Conditions.

AUGME TECHNOLOGIES, INC.	Date

ACKNOWLEDGED AND AGREED:

Receipt is acknowledged of the foregoing Grant of the Options, and I hereby agree to the terms and conditions of the 2010 Plan and the Award Terms and Conditions.

Award Recipient: [Optionee]	Date

TERMS AND CONDITIONS
FOR THE GRANT OF STOCK OPTIONS UNDER
THE AUGME TECHNOLOGIES, INC. 2010 INCENTIVE STOCK OPTION PLAN

The following are the terms and conditions of the Grant described on the preceding page (these “Award Terms and Conditions”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms on the preceding page.

1.
Non-Qualified Stock Options and Incentive Stock Options. The Replacement Options awarded under this Grant are intended to retain the classification of the options for which they were exchanged and shall be treated as either non-qualified stock options or incentive stock options, as applicable,  under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.
Grant Administration. The Company internally controls the administration and transaction processing of Replacement Options. The Company provides grant and vesting recordkeeping services to the Award Recipient.

3.
Vesting. Subject to the provisions of Section 8 below, and except as otherwise determined by the Committee (as defined in the 2010 Plan), the Replacement Options shall become vested and exercisable to the extent and in proportion to the vested portions of the Eligible Options and the unvested portions of the Replacement Options will remain subject to the same vesting schedule as the unvested portions of the Eligible Options, with proportionate adjustment being reflected in the Replacement Options with respect to the number of unvested options, subject to the terms and conditions of the 2010 Plan and these Award Terms and Conditions. Once vested, Replacement Options shall continue to be exercisable at any time or times, in whole or in part, prior to the Expiration Date.

4.	Term. Notwithstanding any other provision hereof or of the 2010 Plan, no Replacement Option awarded underthis Grant shall be exercisable after the Expiration Date of that Replacement Option.

5.
Exercise of Options. The Award Recipient may exercise vested Replacement Options only as set forth in Section 6 of the 2010 Plan, which requires the Award Recipient to give written notice (the “Notice”) to the Company of an election to exercise some or all of his or her vested Replacement Options. Such Notice should be delivered by email to optionexchange@hipcricket.com.

No Replacement Option Shares will be issued to the Award Recipient until the Company has completed all steps required hereunder and by law to be taken in connection with the issue and sale of the Replacement Option Shares. Until the Award Recipient shall have complied with the requirements hereof and of the 2010 Plan, the Company shall be under no obligation to issue the Replacement Option Shares subject to this Grant, and the determination of the Committee as to such compliance shall be final and binding on the Award Recipient. The Award Recipient shall not be deemed for any purpose to be the owner of any Replacement Option Shares subject to this Grant until such Replacement Option Shares have been issued in accordance with the foregoing provisions.

6.
Tax Withholding. Consistent with Section 10 of the 2010 Plan, the Award Recipient shall have full responsibility for payment to the Company, or completion of arrangements for necessary payment to the Company, of any amounts required by law to be withheld by the Company with regard to the value of this Grant, the value of any Replacement Option Shares issued upon the exercise of the Options associated with this Grant, or the value of the gain realized upon completion of a cashless exercise of Replacement Options.

7.
Non-transferability. Except as provided explicitly in this Section 7, this Grant and the associated Replacement Options are personal to the Award Recipient, are non-assignable, and are not transferable by the Award Recipient otherwise than by will or by the laws of descent and distribution, and the Replacement Option shall be exercisable, during the Award Recipient’s lifetime, only by the Award Recipient.

8.	Termination of Employment.

a.
If the Award Recipient’s employment, term as a Director or service with the Company or any of its Subsidiaries is terminated as a result of the Award Recipient’s death, disability or retirement, all of the Replacement Options associated with this Grant may be exercised by the Award Recipient or his or her legal representative or the executors or administrators of his or her estate, as the case may be, for a period of one year from the date of termination, or until the Expiration Date, whichever is earlier.

b.
If the Award Recipient’s employment, term as a Director or service with the Company or any of its Subsidiaries is terminated at the Company’s or its Subsidiary’s election (i) for cause (as defined in the 2010 Plan), the Replacement Options associated with this Grant may be exercised by the Award Recipient, to the extent vested on the date of termination, for a period of one month from the date of termination, or until the Expiration Date, whichever is earlier or (ii) if for a reason other than for cause, the Replacement Options associated with this Grant may be exercised by the Award Recipient, to the extent vested on the date of termination, for a period of three months from the date of termination, or until the Expiration Date, whichever is earlier or. Any such Replacement Options not vested on the date of the Award Recipient’s termination shall terminate immediately and be of no further force or effect.

9.
Adjustment Upon Changes in Capitalization. The number of Replacement Option Shares is subject to adjustment as provided in Section 4.5 of the 2010 Plan as a result of changes in capitalization of the Company.

10.	Change of Control. In the event of a Change of Control (as defined in Section 11.1 of the 2010 Plan), each Replacement Option shall automatically become fully vested and exercisable.

11.
Incorporation of the 2010 Plan. Notwithstanding anything herein to the contrary, this Grant shall be subject to and governed by all the terms and conditions of the 2010 Plan. In the event of any inconsistency between this Grant and the 2010 Plan, the provisions of the 2010 Plan shall prevail.

12.
Notices. Notices hereunder from the Award Recipient shall be sent to the Company by facsimile to (425) 827-1561 or delivered by U.S. Mail to the Company at its principal place of business. Communications from the Company to the Award Recipient shall be by email to the Award Recipient’s corporate email address or delivered by U.S. Mail to the Award Recipient at the Award Recipient’s address set forth on the first page of this Stock Option Award Agreement, or in either case at such other address as one party may subsequently furnish to the other party in writing.